Exhibit 99.1

ARROW ELECTRONICS, INC.

9201 E. DRY CREEK ROAD

CENTENNIAL, CO 80112

303-824-4000

ARROW ELECTRONICS PRICES $700 MILLION NOTES OFFERING

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo. — February 23, 2015 — Arrow Electronics, Inc. (NYSE:ARW) announced today the pricing of two series of the company’s senior unsecured notes in an aggregate principal amount of $700 million. Of these, $350 million will mature on April 1, 2022 and will bear interest at an annual rate of 3.5 percent (the “2022 Notes”), and $350 million will mature on April 1, 2025 and will bear interest at an annual rate of 4.0 percent (the “2025 Notes” and, together with the 2022 Notes, the “Notes”). The offering is expected to close on March 2, 2015. Net proceeds from this offering are expected to be used to repay the company’s outstanding 3.375 percent notes due November 1, 2015 at or before maturity and for other general corporate purposes, which may include acquisitions or the repayment of other indebtedness including amounts outstanding under the company’s revolving credit facility or securitization program.

The Notes are being offered under an automatic shelf registration statement previously filed with the Securities and Exchange Commission, and which became effective upon filing. The offering is being led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes. In addition, there shall be no sale of these securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful.

Arrow Electronics is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 56 countries.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Contact:	Steven O’Brien
Director, Investor Relations
303-824-4544

Paul J. Reilly
Executive Vice President, Finance and Operations, and
Chief Financial Officer
631-847-1872

Media Contact:	John Hourigan
Vice President, Global Communications
303-824-4586